Exhibit 4.4


                              FIRST AMENDMENT
                                   TO THE
                        LASALLE RE HOLDINGS LIMITED
                       1996 LONG-TERM INCENTIVE PLAN
                       -----------------------------


         WHEREAS, LaSalle Re Holdings Limited (the "Company") maintains the LaSalle Re Holdings Limited 1996 Long-Term Incentive Plan (the "Plan");

         WHEREAS, the Plan provides that the Board of Directors of the Company (the "Board") may amend the Plan at any time;

         WHEREAS, on September 21, 1995, the Board of Directors of LaSalle Re Limited, which at that time was the sole member of the Company, approved the establishment of a long-term incentive plan covering 1,000,000 common shares of the Company; and

         WHEREAS, the Board has determined that it is desirable and in the best interests of the Company to amend the Plan to reflect that the number of shares of stock which may be issued with respect to awards under the Plan shall not exceed 1,000,000 in the aggregate;

         NOW, THEREFORE, BE IT RESOLVED, that the Plan be and is hereby amended, effective September 25, 1997, by substituting the following for subsection 8.2 of the Plan:

                           "8.2. Shares Subject to Plan. The shares of
                  Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. Subject to the provisions of subsection 8.3, the number of shares of Stock which may be issued with respect to Awards under the Plan shall not exceed 1,000,000 shares in the aggregate. Except as otherwise provided herein, any shares subject to an Award which for any reason expires or is terminated without issuance of shares (whether or not cash or other consideration is paid to a Participant in respect of such shares) shall again be available under the Plan."